CONFIDENTIAL TREATMENT REDACTED VERSION

LICENSE AGREEMENT

BETWEEN

ADVAXIS, INC.

(COMPANY)

AND

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

(PENN)

_____

EFFECTIVE DATE: JUNE 17,2002

Table of Contents

1. Definitions
2. License Grant

3. Fees and Royalties

4. Confidentiality

5. Term and Termination

6. Patent Maintenance and Reimbursement

7. Infringement And Litigation

8. Disclaimer Of Warranties; Indemnification

9. Use Of PENN's Name

10. Additional Provisions

Attachment 1 - List of Intellectual Property

Attachment 2 - Joinder Agreement

Attachment 3 - Development Plan

Attachment 4 - Stock Purchase Agreement

Attachment 5 - Shareholders Agreement

Attachment 6- Form NDA

Attachment 7 - Client and Billing Agreement

Attachment 8 - Required Territories

LICENSE AGREEMENT

This License Agreement ("AGREEMENT") is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147 ("PENN") and Advaxis, Inc., a corporation organized and existing under the laws of Delaware ("COMPANY"), having a place of business at 250 West Lancaster Avenue, Ste 100, Paoli, PA 19301.

This AGREEMENT shall be and become effective on the date (the “EFFECTIVE DATE”) on which COMPANY raises two-hundred fifty thousand dollars ($250,000) of equity capital or convertible debt, whereupon the COMPANY shall be deemed to have exercised its rights under the Option (as defined below).

BACKGROUND

A. PENN owns issued and pending U.S. and foreign patent applications based upon information in PENN Dockets D751, H1219, H1219 - CIP, J1598, M2244, M2244 - CIP, N2483 (which was joined with M2244), O2876 and O2883 naming Dr. Yvonne Paterson and colleagues of PENN’s School of Medicine, as inventors; and,

B. PENN and COMPANY have entered into a Exclusive Negotiation and Option Agreement (the “Option”) with an effective date of March 15, 2002 and extendable upon agreement of the parties, which grants COMPANY exclusive rights to negotiate for a license to such pending U.S. and foreign patents and patent applications; and,

C. COMPANY desires to fund further research by Dr. Paterson relating to therapeutic vaccines based on LLO-antigen fusion proteins under a sponsored research agreement between PENN and COMPANY; and,

D. COMPANY desires to obtain the exclusive right and license to use and exploit the intellectual property developed by Dr. Paterson, et al, as described in Attachment 1, in accordance with the DEVELOPMENT PLAN (as defined below); and,

E. PENN has determined that commercial exploitation of the intellectual property developed by Dr. Paterson in accordance with the terms of this AGREEMENT is in the best interest of PENN and is consistent with its educational and research missions; and,

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

1.1 AFFILIATE means~~,~~ any legal entity directly or indirectly controlling, controlled by or under common control with COMPANY that has executed a Joinder Agreement substantially in the form of Attachment 2 or such other form as PENN and COMPANY may hereafter agree in writing. For purposes of this AGREEMENT, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.2 CALENDAR QUARTER means each three calendar month period beginning on January 1, April 1, July 1 and October 1, or any portion thereof, arising during the term of this AGREEMENT.

1.3 DEVELOPMENT PLAN means a plan for the development and/or marketing of the PENN PATENT RIGHTS and/or PENN LICENSED PRODUCTS that reasonably demonstrates COMPANY's capability to bring such patent rights, technical information and/or products to practical application, as more fully described in ~~the~~ Attachment 3, consisting of the following:

1.3.1 development activities to be undertaken, including proposed dates of completion of all major milestones to develop and commercialize PENN LICENSED PRODUCTS;

1.3.2 a list of all government regulatory approvals, including the nature of submissions and government agencies involved in pre-market clearance;

1.3.3 a list of current competitors and their competitive products, including competitors' known plans for further development of competing technologies; and

1.3.4 anticipated dates of first SALE of each PENN LICENSED PRODUCT described in the DEVELOPMENT PLAN.

1.4 FAIR MARKET VALUE means the cash consideration which COMPANY, an AFFILIATE, or any sublicensee would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.5 FIELD OF USE means therapeutic use in humans and other mammals.

1.6 NET SALES means the consideration or FAIR MARKET VALUE attributable to the SALE of any PENN LICENSED PRODUCT(S), less the qualifying costs set forth below that are directly attributable to such SALE and actually identified on the invoice and borne by COMPANY, an AFFILIATE, or any sublicensee. Such qualifying costs shall be limited to the following:

1.6.1 Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors.

1.6.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns.

1.6.3 Prepaid outbound transportation expenses and transportation insurance premiums.

1.6.4 Sales and use taxes and other fees, duties, and imports imposed by any governmental agency.

1.7  PENN LICENSED PRODUCT(S) means products which are made, made for, used or sold by COMPANY, an AFFILIATE, or any sublicensees and which: (1) in the absence of this AGREEMENT would infringe at least one Valid Claim or (2) use a process or machine covered by a Valid Claim.

1.8  PENN PATENT RIGHTS means all patents represented by or issuing from those United States patent applications listed in Attachment 1, including continuation, divisional and re-issue applications and any foreign counterparts and extensions of the foregoing.

1.9 PRIMARY STRATEGIC FIELD shall be Cancer, including Cancer caused by infection.

1.10 SALE means any bona fide transaction for which consideration is in fact received by COMPANY or AFFILIATE or any sublicensee hereunder or expected for the sale, use, lease, transfer or other disposition of PENN LICENSED PRODUCT(S). A SALE shall be deemed completed at the time COMPANY, an AFFILIATE, or any sublicensee invoices, ships, or receives payment for such PENN LICENSED PRODUCT(S), whichever occurs first.

1.11 SECONDARY STRATEGIC FIELDS includes (a) Infectious Disease, (b) Allergy, (c) Autoimmune Disease, and (d) any other therapeutic indications for which PENN LICENSED PRODUCT(S) are developed.

1.12 SPONSORED RESEARCH AGREEMENT means a sponsored research agreement between PENN and COMPANY providing for the conduct of certain research consistent with this AGREEMENT, all on terms and conditions acceptable to PENN and COMPANY.

1.13 VALID CLAIM means any pending, issued or granted claim of the PENN PATENT RIGHTS that has not been surrendered, abandoned or declared invalid or unenforceable by an unappealed and unappealable decision of a court of competent jurisdiction.

2. LICENSE GRANT

2.1 PENN grants to COMPANY for the term of this AGREEMENT an exclusive, world-wide right and license, with the right to grant sublicenses, to make, have made, use, import, sell and offer for sale PENN LICENSED PRODUCT(S) in the FIELD OF USE. Except for Section 2.6, no other rights or licenses are granted. Intellectual property created or conceived during the performance of the SPONSORED RESEACH AGREEMENT shall be governed by the SPONSORED RESEARCH AGREEMENT.

2.2 This license grant is exclusive except that PENN may use and permit other not-for profit organizations to use the PENN PATENT RIGHTS for educational and research purposes.

2.3 COMPANY acknowledges that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. This license grant is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4 The right to sublicense granted to COMPANY under this AGREEMENT is subject to the following conditions:

2.4.1 In each such sublicense, COMPANY must prohibit the sublicense from further sublicensing and require that the sublicensee is subject to the terms and conditions of the license granted to COMPANY pursuant to Section 2.1 of this AGREEMENT, the limitations thereon set forth in Sections 2.2 , 2.3 and 2.4 as well as sublicensee’s compliance with Sections 3.4.4, 5.5, 5.9 and 9, and COMPANY shall impose upon its sublicensees obligations comparable to those obligations imposed upon COMPANY pursuant to Sections 8.2 and 8.4 of this Agreement. COMPANY may submit a written request to PENN to obtain the right to allow a sublicensee to further sublicense on a case by case basis. Such right to allow a sublicensee to further sublicense PENN PATENT RIGHTS shall not be unreasonably withheld provided that COMPANY can validate to PENN’s satisfaction that such sublicensee has the financial and resource capabilities to develop and commercialize PENN PATENT RIGHTS and further, such sublicensee agrees that any sub-sublicense shall be subject to the terms and conditions of the license granted to COMPANY under this AGREEMENT.

2.4.2 Within thirty (30) days after COMPANY enters into any sublicense, COMPANY shall deliver to PENN a complete copy of the sublicense written in the English language. PENN's receipt of the sublicense shall not constitute an approval of the sublicense or a waiver of any of PENN's rights or COMPANY's obligations under this AGREEMENT.

2.4.3 In the event of a DEFAULT under Section 5.3 hereunder all payments then or thereafter due to COMPANY from its AFFILIATES or sublicensees in connection with rights granted to such third party pursuant to this Agreement shall upon notice from PENN to any such AFFILIATE or sublicensee become owed directly to PENN for the account of COMPANY; provided however, that PENN shall remit to COMPANY the amount by which such payments exceed the amounts owed by COMPANY to PENN.

2.4.4 In the event that COMPANY enters into sublicenses, COMPANY remains primarily liable to PENN for all of COMPANY'S duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by COMPANY shall be deemed to be a breach by COMPANY of this AGREEMENT.

2.5  Promptly after the date of execution of this AGREEMENT, PENN and COMPANY shall in good faith negotiate the terms of, and enter into, the SPONSORED RESEARCH AGREEMENT; provided, however, that neither PENN nor COMPANY shall be obligated to enter into the SPONSORED RESEARCH AGREEMENT on terms that are not acceptable to such party in all respects.

2.6 PENN grants to COMPANY a series of exclusive options during [ * ] following the EFFECTIVE DATE of this AGREEMENT to obtain exclusive licenses to new inventions on therapeutic vaccines: (1) involving the use of listeria vectors and/or listeria antigen and/or PEST-containing fusion proteins in the FIELD OF USE and (2) developed by, under the supervision of, or in collaboration with Dr. Yvonne Paterson; to the extent of PENN's ownership interest in any resulting intellectual property. [ *]. Such license agreement shall include a license initiation fee of [ * ], shall be substantially similar in form to this AGREEMENT and shall [ * ].

2.7 PENN grants to COMPANY a series of exclusive options during [ * ] following the EFFECTIVE DATE of this AGREEMENT to obtain exclusive licenses to new inventions on therapeutic vaccines: (1) involving the use of listeria vectors and/or listeria antigen and/or PEST-containing fusion proteins in the FIELD OF USE; and (2) developed by, under the supervision of, or in collaboration with Dr. Fred Frankel; to the extent of PENN's ownership interest in any resulting intellectual property. [ * ] Upon exercise of option by COMPANY, PENN and COMPANY agree to negotiate in good faith a comprehensive license agreement within ninety (90) days of COMPANY's exercise of its option. Such license agreement shall include a license initiation fee of [ * ].

3. FEES AND ROYALTIES

3.1 LICENSE INITIATION FEE AND ROYALTIES

3.1.1 In partial consideration of the exclusive license granted to COMPANY, COMPANY shall pay to PENN a non-refundable license initiation fee of [ * ] within thirty (30) days of the date COMPANY receives in the aggregate [ * ] in equity financing. The initiation fee paid to PENN pursuant to this Section shall be [ * ].

3.1.2 In further consideration of the License, COMPANY shall perform its obligations under that certain Stock Purchase Agreement dated April 19, 2002, between COMPANY and PENN (“STOCK PURCHASE AGREEMENT”), a copy of which is attached as Attachment 4.

3.1.3. In further consideration of the exclusive license granted to COMPANY, COMPANY must pay to PENN, on a quarterly basis, royalties on the annual, worldwide NET SALES of PENN LICENSED PRODUCTS as follows:

[ * ]% on NET SALES in countries with pending or issued patents; and
[ * ]% on NET SALES in countries without pending or issued patents.

However, in the event that the PENN royalty rates represent greater than [ * ] of any royalty payable to COMPANY by a sublicensee (on a country-by-country basis in regard to patent status), PENN’s royalty rate shall be reduced to [ * ]of such sublicense royalties; provided, however, that at no time will the aggregate royalty due to PENN for any Calendar Quarter be less than [ * ]of worldwide NET SALES of PENN LICENSED PRODUCTS.

3.1.4. Following the first commercial SALE of ~~a~~ each PENN LICENSED PRODUCT, COMPANY must pay to PENN non-refundable minimum royalties in advance on the following dates and in the corresponding amounts:

Date Payment Becomes Due	Amount
the first January 1st arising after the
first commercial SALE	$[ * ]

the second January 1s arising after
the first commercial SALE	$[ * ]

the third and fourth January 1st
arising after the first commercial SALE	$[ * ]

The obligation to pay such Minimum Royalties will not, in respect of each PENN LICENSED PRODUCT, extend beyond January 1st of the [ * ] year following the first commercial sale of that PENN LICENSED PRODUCT. A minimum royalty payment paid under this Section 3.1.5 shall serve as an advance payment against royalties due under Section 3.1.3 during the period for which such minimum royalty payment was paid.

3.1.5 COMPANY will pay PENN, on a quarterly basis, a percentage of any sublicense initiation fee or any other non-royalty payments received by COMPANY from sublicensees of PENN PATENT RIGHTS as follows:

If Sublicense Becomes Effective Anytime:	Percent of Sublicense Fees
On or before the 1st Anniversary of the EFFECTIVE DATE	[ * ]%
After the 1st and on or before the 2nd Anniversary	[ * ]%
of the EFFECTIVE DATE
After the 2nd and on or before 3rd Anniversary	[ * ]%
of the EFFECTIVE DATE
After the 3rd and on or before the 4th Anniversary	[ * ]%
of the EFFECTIVE DATE
After the 4th Anniversary of the EFFECTIVE DATE	[ * ]%

Such sublicense payments include but are not limited to: i) upfront cash payments made to COMPANY in consideration of the sublicense, but excluding funds paid to COMPANY for research and development purposes and equity investments in COMPANY at FAIR MARKET VALUE, and excluding equity received by COMPANY in affiliates, joint venture partners and sublicensees; ii) "premium" over the fair market value of equity investments in COMPANY, where "premium" is defined as the amount by which cash amounts received by COMPANY for a particular equity security exceed the fair market value of such security and, notwithstanding the definition of FAIR MARKET VALUE set forth in Section 1.4 above, the fair market value of securities shall, for purposes of this Section 3.1.5(ii), be the average of the final “bid” and “ask” price of COMPANY's securities as of the close of business on the last business day prior to the date such securities are transferred to COMPANY if such securities are publicly traded or, in the event that such securities are not traded in the public market, the fair market value, as of the date of such securities are issued to the sublicensee, shall be established in good faith by the COMPANY Board of Directors; and iii) the fair market value of non-cash consideration received by COMPANY from a sublicensee (excluding equity received by COMPANY in sublicensee), where such fair market value, notwithstanding the definition of FAIR MARKET VALUE set forth in Section 1.4 above, is determined as of the date such consideration is received by COMPANY and equals the fair market value determined in good faith by the COMPANY Board of Directors

3.1.6 NET SALES of any PENN LICENSED PRODUCT shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty. Where any PENN LICENSED PRODUCT is the subject of a SALE by the COMPANY or any AFFILIATE but the COMPANY concludes in good faith that, in the ordinary course of business, the same PENN LICENSED PRODUCT will be the subject of a subsequent SALE by the COMPANY or any AFFILIATE for an amount greater than the consideration paid for the previous SALE, the COMPANY may exclude consideration paid for the previous SALE from NET SALES until the date arising ninety (90) days after the date of the previous SALE~~;~~. If a subsequent SALE for an amount greater than the consideration paid for the previous SALE arises prior to such date, then the consideration paid for the previous SALE shall be permanently excluded from NET SALES; if there is no subsequent SALE for an amount greater than the consideration paid for the previous SALE prior to such date, then the consideration paid for the previous SALE shall be included in NET SALES, but shall still be credited against any subsequent SALE of the same PENN LICENSED PRODUCT for a higher price.

3.2 MILESTONE PAYMENTS

The following milestone payments are non-refundable, non-creditable, and payable to PENN by COMPANY within forty-five (45) days following the achievement of the following milestones as follows:

3.2.1 [ * ] shall be due for first commercial SALE of the first PENN LICENSED PRODUCT in the PRIMARY STRATEGIC FIELD. Such payment shall be payable as follows: [ * ] shall be paid within forty-five (45) days of the date of the first commercial SALE, [ * ] shall be paid on the first Anniversary of the first commercial SALE; and [ * ] shall be paid on the second Anniversary of the date of the first commercial SALE.

3.2.2 [ * ] shall be due and payable within forty-five (45) days following the date of the first commercial SALE of a PENN LICENSED PRODUCT in a SECONDARY STRATEGIC FIELD; provided, however, that this fee shall [ * ] for each of the SECONDARY STRATEGIC FIELDS in which PENN LICENSED PRODUCTS are sold.

3.3 DILIGENCE AND MAINTENANCE FEES

3.3.1 Financial Due Diligence

3.3.1.1 COMPANY shall, within twelve (12) months of the EFFECTIVE DATE, raise at least [ * ] in equity financing or convertible debt from reputable investors.

3.3.1.2 COMPANY shall, within thirty-six (36) months of the EFFECTIVE DATE, raise at least an additional [ * ] in equity financing or convertible debt from reputable investors.

3.3.3 Developmental Due Diligence.

3.3.3.1 COMPANY will use commercially reasonable efforts to develop, commercialize, and market PENN LICENSED PRODUCTS as soon as practical, consistent with the terms of the DEVELOPMENT PLAN and any DEVELOPMENT PLAN PROGRESS REPORTS provided pursuant to Section 3.6.1 of this AGREEMENT. The DEVELOPMENT PLAN will be prepared by COMPANY and delivered to PENN prior to the EFFECTIVE DATE.

3.3.3.2 COMPANY agrees to commit resources (including relevant resources dedicated by sublicensees and strategic or collaboration partners and including research grants for Dr. Paterson) during the term of this AGREEMENT to the development and commercialization of PENN LICENSED PRODUCTS in the PRIMARY STRATEGIC FIELD in amounts not less than the following:

Anniversary of	Required Diligence
EFFECTIVE DATE	Expenditure
First	$[ * ]
Second	$[ * ]
Third	$[ * ]
Fourth	$[ * ]
Fifth and thereafter	$[ * ]

Notwithstanding the above, COMPANY shall be not be obligated to make any due diligence expenditures at any time after the date the COMPANY first becomes obligated to pay minimum royalties pursuant to Section 3.1.5. In the event that total expenditures for the development and commercialization of PENN LICENSED PRODUCTS do not meet or exceed the amounts set forth above, COMPANY must pay to PENN the difference between the mandated amount listed above and the actual amount expended by COMPANY and/or its sublicensees, strategic or collaboration partner(s). Funds invested in development in a given year that are in excess of the above amounts shall be creditable up to $[ * ] against the diligence requirements of the following year.

3.3.3.3 SECONDARY STRATEGIC FIELDS: By [ * ] of the EFFECTIVE DATE, COMPANY must either (i) initiate research and development programs for the SECONDARY STRATEGIC FIELDS of infectious disease, allergy, and autoimmune disease, at an initial annual expense level of at least [ * ] per field, or (ii) partner with or grant one or more third parties rights for the commercial development of PENN LICENSED PRODUCTS in one or more of such SECONDARY STRATEGIC FIELDS.

3.3.3.4 In the event COMPANY develops PENN LICENSED PRODUCTS in any SECONDARY STRATEGIC FIELDS pursuant to Section 3.3.3.3, part (i), the parties will negotiate in good faith due diligence requirements for subsequent years for such SECONDARY STRATEGIC FIELD under development at that time. If COMPANY fails to complete either part (i) or (ii) as described in Section 3.3.3.3 above for such SECONDARY STRATEGIC FIELD(S) by [ * ] anniversary of the EFFECTIVE DATE, COMPANY will forfeit all rights for development of commercial products in such SECONDARY STRATEGIC FIELDS, and rights will return to PENN for such SECONDARY STRATEGIC FIELD(S). PENN will thereafter be free to enter into agreements for such forfeited rights with any third party for commercial development in the respective SECONDARY STRATEGIC FIELD(S).

3.3.6 COMPANY must pay to PENN annual license maintenance fees, according to the following schedule:

Due Date:                 Amount:

1st anniversary of EFFECTIVE DATE            $[ * ]

2nd anniversary of EFFECTIVE DATE            $[ * ]

3rd anniversary of EFFECTIVE DATE            $[ * ]

4th anniversary of EFFECTIVE DATE            $[ * ]

5th anniversary of EFFECTIVE DATE            $[ * ]

6th anniversary of EFFECTIVE DATE            $[ * ]
and each anniversary thereafter

provided, however, that such fees shall not be payable on any anniversary of the EFFECTIVE DATE arising at any time after the first commercial SALE of a PENN LICENSED PRODUCT.

3.4 REPORTS AND RECORDS

3.4.1 On each December 1 arising during the term of this AGREEMENT, COMPANY must provide PENN with written progress reports~~,~~ (each a “DEVELOPMENT PLAN PROGRESS REPORT”), setting forth COMPANY'S progress regarding its efforts to develop and commercialize PENN LICENSED PRODUCTS, including activities of AFFILIATES and sublicensees, for the preceding year. COMPANY shall also notify PENN within thirty (30) days of the first commercial SALE by the COMPANY, an AFFILIATE, or any sublicensee of each PENN LICENSED PRODUCT. Each DEVELOPMENT PLAN PROGRESS REPORT shall include, without limitation:

3.4.1.1 The date of the DEVELOPMENT PLAN PROGRESS REPORT and the time covered by such report.

3.4.1.2 Major activities and accomplishments completed by COMPANY, any AFFILIATE or any sublicensee since the last DEVELOPMENT PLAN PROGRESS REPORT.

3.4.1.3 Significant research and development projects currently being performed by COMPANY, any AFFILIATE, or any sublicensee and projected dates of completion.

3.4.1.4 Future development activities expected to be undertaken by COMPANY, any AFFILIATE, or any sublicensee during the next reporting period.

3.4.1.5 Current development stage (e.g., pre-clinical, Phase I, Phase II or Phase II) of each PENN LICENSED PRODUCT and targeted date of NDA approval, if any.

3.4.1.6 Significant changes to the DEVELOPMENT PLAN, including the reasons for the changes.

3.4.1.7 Summary of development efforts related to PENN PATENT RIGHTS being performed by third parties including the nature of the relationship between the COMPANY and such third parties.

3.4.2 COMPANY must deliver to PENN within forty-five (45) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of COMPANY, setting forth the calculation of the royalties due to PENN for such CALENDAR QUARTER, including, without limitation:

3.4.2.1 Number of PENN LICENSED PRODUCTS involved in SALES, listed by country.

3.4.2.2 Gross consideration for SALES of PENN LICENSED PRODUCTS, including all amounts invoiced, billed, or received.

3.4.2.3 Qualifying costs, as defined in Section 1.5, listed by category of cost.

3.4.2.4 NET SALES of PENN LICENSED PRODUCTS listed by country.

3.4.2.5 Royalties owed to PENN, listed by category, including without limitation earned, sublicensee-derived, and minimum royalty categories.

3.4.2.6 Earned royalty amounts credited against minimum royalty payments.

3.4.3 COMPANY must pay the royalties due under Sections 3.1 and 3.3 within forty-five (45) days following the last day of the CALENDAR QUARTER in which the royalties accrue. COMPANY must send with the royalties the report described in Section 3.4.1.

3.4.4 COMPANY must maintain and cause its AFFILIATES and any sublicensees to maintain, complete and accurate books and records which enable the royalties, fees, and payments payable under this AGREEMENT to be verified. The records for each CALENDAR QUARTER must be maintained for five (5) years after the submission of each report provided pursuant to Section 3.4.2. Upon reasonable prior notice to COMPANY, COMPANY must provide an independent auditor appointed by PENN and reasonably acceptable to COMPANY with access to all books and records relating to the SALES of PENN LICENSED PRODUCTS by COMPANY and its AFFILIATES or any sublicensees in order to conduct a review or audit of those books and records. Access to these books and records pertaining to NET SALES must be made available following the date of the first product sale and then no more than once every three (3) years following each audit during the term of this AGREEMENT, during normal business hours, and on two (2) occasions during the three (3) year period immediately following expiration or termination of this AGREEMENT. If a review or audit of the [ * ] or more, COMPANY must reimburse to PENN its actual out-of-pocket costs of employing its auditors in connection with such review or audit. Notwithstanding the foregoing, COMPANY agrees to conduct, at its expense, an independent audit of SALES and royalties at least every five (5) years once annual SALES of a PENN LICENSED PRODUCT are greater than [ * ]. The audit shall address, at a minimum, the amount of gross sales by or on behalf of COMPANY during the audit period, the amount of funds owed to PENN under this AGREEMENT, and whether the amount owed has been paid to PENN and is reflected in the records of the COMPANY. A report by the auditors shall be submitted promptly to PENN upon completion.

3.4.5 COMPANY shall provide to PENN, at least as frequently as they are distributed to the Board of Directors and/or management of COMPANY, copies of: all Board and managerial reports that relate to the PENN PATENT RIGHTS and PENN LICENSED PRODUCTS; and all business plans, projections and financial statements that are distributed to the Board of Directors and/or management.

3.5 CURRENCY, PLACE OF PAYMENT, INTEREST, PAYMENT OF EXPENSES

3.5.1 All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to PENN under this AGREEMENT must be made in United States dollars by check payable to "The Trustees of the University of Pennsylvania" and sent to the following address:

The Trustees of the University of Pennsylvania
[ * ]

For electronic transfer, all payments should be sent to the following address:

[ * ]

3.5.2 If COMPANY receives revenues from SALES of PENN LICENSED PRODUCTS in currency other than United States dollars, such revenues shall, for purposes of calculating NET SALES, be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the CALENDAR QUARTER in which such NET SALES were accrued.

3.5.3 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to [ * ] per month (or the maximum allowed by law, if less).

4. CONFIDENTIALITY

4.1 CONFIDENTIAL INFORMATION means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that PENN identifies as confidential or proprietary at the time it is delivered or communicated to COMPANY.

4.2 COMPANY agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of PENN. COMPANY agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by COMPANY's obligations under this AGREEMENT. The foregoing obligation shall not apply to:

4.2.1 information that is known to COMPANY or independently developed by COMPANY prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to PENN upon receipt of the CONFIDENTIAL INFORMATION;

4.2.2 information disclosed to COMPANY by a third party that has a right to make such disclosure;

4.2.3 information that becomes patented, published or otherwise part of the public domain as a result of acts by PENN or a third person obtaining such information as a matter of right; or

4.2.4  information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that COMPANY must use best efforts to obtain confidential treatment of such information by the agency or court.

4.2.5  information disclosed by COMPANY to a third party under the normal course of business, provided that COMPANY discloses such information under confidentiality agreements that are substantially in the form of Attachment 6 or such other form as PENN may from time-to-time approve.

4.3 PENN shall not be obligated to accept any confidential information from COMPANY. PENN shall use best efforts not to disclose confidential information of COMPANY that is received by PENN’s Center for Technology Transfer from COMPANY to any third party (subject to the exceptions analogous to those in Section 4.2). PENN bears no institutional responsibility for maintaining the confidentiality of any CONFIDENTIAL INFORMATION other than (i) reports provided pursuant to Sections 3.4.1. and 3.4.2~~,~~ and (ii) any information disclosed to PENN's auditor pursuant to Section 3.4.4~~.~~.

4.4 PENN acknowledges that COMPANY is free to enter into confidentiality agreements with any faculty members or other employees or students of PENN provided such agreements are acceptable to the relevant faculty members, employees or students and are substantially in the form of Attachment 6 or such other form as PENN may from time-to-time approve.

5. TERM AND TERMINATION

5.1 This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, terminates upon the later of: (a) expiration of the last to expire or become abandoned of the PENN PATENT RIGHTS; or (b) twenty (20) years after the EFFECTIVE DATE.

5.2 COMPANY may, upon sixty (60) days written notice to PENN, terminate this AGREEMENT by doing all of the following:

5.2.1 ceasing to make, have made, use, import, sell and offer for sale all PENN LICENSED PRODUCTS; and

5.2.2 terminating all sublicenses, and causing all AFFILIATES and sublicensees to cease making, having made, using, importing, selling and offering for sale all PENN LICENSED PRODUCTS; and

5.2.3 paying all monies owed to PENN under this AGREEMENT and the SPONSORED RESEARCH AGREEMENT, if any.

5.3 PENN may terminate this AGREEMENT if any of the following events of default (“DEFAULT”) occur:

5.3.1 COMPANY is late in paying to PENN royalties, expenses, or any other monies due under this AGREEMENT and COMPANY does not pay PENN in full within ninety (90) days of written demand for such payment; or

5.3.2 COMPANY, experiences a Trigger Event (as defined below); or

5.3.3 COMPANY, or any AUTHORIZED AFFILIATE is in material breach of this AGREEMENT and such breach is not cured within ~~ninety (90)~~ sixty (60) days after written notice of the breach is provided to COMPANY.

5.4  Trigger Event means any of the following:

5.4.1 If COMPANY,

5.4.1.1 becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due;

5.4.1.2 is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within thirty (30) days; or

5.4.1.3 makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days;

5.4.2 If proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by COMPANY;

5.4.3 If any order for relief is entered relating to any of the proceedings described in Sections 5.4.1 or 5.4.;

5.4.4 If COMPANY shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

5.4.5 If any sublicensee experiences an event comparable to a TRIGGER EVENT or is in material breach of its sublicense and fails to cure such material breach within sixty (60) days of COMPANY's written notice thereof, and (i) such sublicensee is either (x) responsible for a material amount of NET SALES or (y) primarily responsible for research and/or development activities relating to any contemplated PENN LICENSED PRODUCT described in the DEVELOPMENT PLAN and anticipated to result in commercial SALES having a positive material effect on NET SALES, and (ii) COMPANY fails to use commercially reasonable efforts to exercise its termination rights under the relevant sublicense;

5.4.6 If any AFFILIATE experiences an event comparable to a TRIGGER EVENT and (i) such AFFILIATE is either (x) responsible for a material amount of NET SALES or (y) primarily responsible for research and/or development activities relating to any contemplated PENN LICENSED PRODUCT described in the DEVELOPMENT PLAN and anticipated to result in commercial SALES having a positive material effect on NET SALES, and (ii) COMPANY fails to use commercially reasonable efforts to exercise its termination rights under any applicable agreements between COMPANY and such AFFILIATE implicating the rights granted to COMPANY under this AGREEMENT or otherwise deprive such AFFILIATE of any responsibility for the development or commercialization of PENN LICENSED PRODUCTS; or

5.4.7 If, without PENN's express prior written consent, COMPANY grants a sublicense to. or otherwise subsequently conducts material business implicating COMPANY's rights, duties and obligations under this AGREEMENT with, any Affiliate or sublicensee whose agreement or commercial relationship with COMPANY was previously terminated by COMPANY as contemplated in Sections 5.4.5 or 5.4.6 above.

5.5 In the event of a termination under Section 5.3 above, all duties of PENN and all rights (but not duties) of COMPANY under this AGREEMENT immediately terminate without the necessity of any action being taken either by PENN or by COMPANY. Upon and after any termination of this Agreement, COMPANY, any AFFILIATE, and any sublicensee shall refrain from further manufacture, sale, marketing, importation and/or distribution of PENN LICENSED PRODUCT(s). If, upon a termination of this agreement by PENN, a sublicensee is not in breach of its sublicense agreement and did not cause the Trigger Event, than PENN shall agree to negotiate in good faith with sublicensee a license agreement having commercially-reasonable terms.

5.6 Upon termination of this AGREEMENT, COMPANY must, at PENN's request, return to PENN all CONFIDENTIAL INFORMATION in respect of which COMPANY is RECIPIENT, together with any data generated by COMPANY during the term of this AGREEMENT which will facilitate the further development of the Technology licensed to COMPANY hereunder (the “NEW COMPANY DATA”). Upon termination of this AGREEMENT, COMPANY agrees to negotiate in good faith a license granting to potential licensees identified by PENN rights in the NEW COMPANY DATA on commercially reasonable terms.

5.7 COMPANY's obligation to pay all monies owed but not yet paid under this AGREEMENT shall survive termination of this AGREEMENT. In addition, the provisions of Sections 3.4.2, 3.4.3, 3.4.4 and 3.5, Articles 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of PENN's Name; and Article 10 - Additional Provisions shall survive such termination in accordance with their respective terms.

5.8 Upon termination of this AGREEMENT, COMPANY shall cause physical inventories to be taken immediately of: (a) all completed PENN LICENSED PRODUCT(s) on hand under the control of COMPANY, any AFFILIATES, or any sublicensees; and (b) such PENN LICENSED PRODUCT(s) as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be reduced to writing. COMPANY shall deliver copies of such written inventories, verified by an officer of COMPANY forthwith to PENN. PENN shall have ~~45~~ forty-five (45) days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon five (5) days written notice to COMPANY, PENN and its agents shall be given access during business hours to the premises of COMPANY and/or AFFILIATES or sublicensees for the purpose of conducting an audit. Upon the termination of this AGREEMENT, COMPANY shall, at its own expense forthwith remove and promptly upon PENN’s request, efface or destroy all references to PENN from all advertising or other materials used in the promotion of COMPANY’s business or the business of any AFFILIATE or sublicensee and COMPANY, its AFFILIATES, and any sublicensee shall not thereafter represent in any manner that it has rights in or to the PENN PATENT RIGHTS or PENN LICENSED PRODUCT(s).

5.9 Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 5.4.1 or 5.4.2, COMPANY shall have a period of six (6) months to sell off its inventory of PENN LICENSED PRODUCT(s) existing on the date of termination of this AGREEMENT and shall pay royalties to PENN with respect to such PENN LICENSED PRODUCT(s) within thirty (30) days following the expiration of such six-month period (“Sell Off Right”).

6. PATENT MAINTENANCE AND REIMBURSEMENT

6.1 Subject to this Article 6, PENN controls the prosecution and maintenance of PENN PATENT RIGHTS. COMPANY must reimburse PENN for all documented attorneys fees, expenses, official fees and other charges incurred after the EFFECTIVE DATE of the option and incident to the preparation, prosecution maintenance and licensing of PENN PATENT RIGHTS. COMPANY's obligation to reimburse such costs shall commence as of the date COMPANY closes an initial [ * ] or greater financing round; reimbursements shall be paid within thirty (30) days after COMPANY’S receipt of invoices for such fees, expenses and charges

 6.2 COMPANY shall reimburse PENN for all historically accrued patent and licensing expenses, attorneys fees, official fees and all other charges incident to the preparation, prosecution and maintenance of the PENN PATENT RIGHTS that were incurred before the EFFECTIVE DATE of the Option (March 15, 2002) within thirty (30) days after the date of closing of an initial [ * ] or greater financing round. Such historically accrued expenses are estimated by PENN at approximately [ * ] but will not be greater than [ * ].

6.3 Notwithstanding Section 6.1, COMPANY [ * ]. In that event, PENN shall be the client of the attorney, and COMPANY may directly manage the prosecution of the PENN PATENT RIGHTS through a Client and Billing Agreement attached hereto as Attachment 7 (the "CLIENT AND BILLING AGREEMENT")~~;~~. COMPANY shall bear all costs of prosecution of the PENN PATENT RIGHTS. PENN shall be copied on all correspondence related to the prosecution of the PENN PATENT RIGHTS between COMPANY and the selected attorney, and retains the right to advise COMPANY regarding patent prosecution. PENN and COMPANY shall in good faith cooperate to implement the prosecution and maintenance of PENN PATENT RIGHTS in accordance with the CLIENT AND BILLING AGREEMENT and COMPANY must promptly pay for all ongoing attorneys fees, expenses, official fees and all other charges incident to the preparation, prosecution and maintenance of the PENN PATENT RIGHTS after the EFFECTIVE DATE of this AGREEMENT in accordance with such CLIENT AND BILLING AGREEMENT.

6.4 COMPANY hereby covenants and agrees that it shall in good faith prosecute PENN PATENT RIGHTS in all countries set forth in Attachment 7 (the “REQUIRED TERRITORIES”); [ * ]; If COMPANY refuses such expenditures under the CLIENT AND BILLING AGREEMENT, or does not reimburse PENN for expenses related to PENN PATENT RIGHTS, COMPANY’S rights in the relevant PENN PATENT RIGHTS granted under Section 2.1 of this AGREEMENT shall~~,~~ thereafter terminate on a patent-by-patent basis. Thereafter, (i) PENN will~~,~~ be free, at its discretion and expense, to either abandon such applications or patents or to continue such preparation, prosecution and/or maintenance activities; and (ii) PENN may~~,,~~ license such PENN PATENT RIGHTS to any third party upon such terms and conditions as PENN deems appropriate.

6.5 [ * ]

6.6 [ * ]

6.7 COMPANY may at its sole discretion (i) apply for and obtain such extension, term restoration or comparable addition to the life of the affected PENN PATENT RIGHTS and (ii) apply for and obtain such supplemental protection certificates for the approved product or process covered by the PENN PATENT RIGHTS, all to the extent the same are available pursuant to the applicable laws and regulations of the jurisdiction where such regulatory approval is given. Nothing herein shall be construed to obligate COMPANY to in fact seek extension or restoration of any PENN PATENT RIGHTS or supplemental protection for any PENN LICENSED PRODUCTS. Where COMPANY applies for and obtains supplemental protection or comparable treatment for any PENN LICENSED PRODUCT, then, subject to continued payment by COMPANY of its royalty obligations under this AGREEMENT, this AGREEMENT shall not expire pursuant to Section 5.1(a) prior to the date of termination of such supplemental protection or comparable treatment.

6.8 Notwithstanding the other provisions of this Article 6, COMPANY shall in good faith confer with, and regularly keep PENN apprised of, its patent prosecution, maintenance, enforcement and defense strategy and plans and shall in good faith consider PENN's comments regarding such strategy and plans including, without limitation, the following:

6.8.1 Providing to PENN, promptly upon PENN's request, copies of any office actions or proposed responses to office actions affecting PENN PATENT RIGHTS.

6.8.2 Providing to PENN, promptly upon PENN's request, copies of any written communications alleging infringement of, or responding to allegations of infringement of, the PENN PATENT RIGHTS by third parties and any pleadings, motions, briefs or other substantive papers filed by COMPANY or any third parties or proposed to be filed by COMPANY, in connection with any litigation, arbitration or regulatory proceedings (including interference and opposition proceedings).

7. INFRINGEMENT AND LITIGATION

7.1 PENN and COMPANY are responsible for notifying each other promptly of any infringement of PENN PATENT RIGHTS which may come to their attention. PENN and COMPANY shall consult one another in a timely manner concerning any appropriate response to the infringement.

  7.2 COMPANY may prosecute such infringement at its own expense. COMPANY must not settle or compromise any such suit in a manner that imposes any obligations or restrictions on PENN or grants any rights to the or the PENN PATENT RIGHTS, without PENN's prior written permission. Financial recoveries from any such litigation will first be applied to reimburse COMPANY for its litigation expenditures with additional recoveries being paid to COMPANY, subject to a royalty due PENN based on the provisions of Article 3.

7.3 COMPANY's rights under Section 7.2 are subject to the continuing right of PENN to intervene at PENN's own expense and join COMPANY in any claim or suit for infringement of the PENN PATENT RIGHTS. Any consideration received by COMPANY in settlement of any claim or suit shall be shared between PENN and COMPANY in proportion with their share of the litigation expenses in such infringement action.

7.4 Subject to COMPANY’S obligations under Section 6.7 above, COMPANY shall be free to determine at its sole discretion when, if at all, and how to assert and prosecute infringement claims relating to PENN PATENT RIGHTS where such determinations are based upon bona fide strategic issues such as COMPANY’S concerns regarding challenges to the validity of the PENN PATENT RIGHTS. If COMPANY elects at its sole discretion not to prosecute or otherwise abate any infringement for non-strategic reasons , COMPANY shall so notify PENN, and PENN may thereafter prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by PENN.

7.5 In any action to enforce any of the PENN PATENT RIGHTS, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

7.6 [ * ..]

8. DISCLAIMER OF WARRANTIES; INDEMNIFICATION

8.1 THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. PENN SHALL NOT BE LIABLE TO COMPANY, COMPANY'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM COMPANY'S USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE CAUSE OF ACTION OR THEORY OF LIABILITY UPON WHICH SUCH CLAIM IS BASED, AND WHETHER OR NOT THE PARTY AGAINST WHOM SUCH CLAIM IS MADE WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 COMPANY must defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") that results from or arises out of third-party claims made in connection with: (a) the development, use, manufacture, promotion, sale or other disposition of any PENN PATENT RIGHTS or PENN LICENSED PRODUCTS by COMPANY, its assignees, AFFILIATES, sublicensees, vendors or other third parties; (b) any breach by COMPANY of this AGREEMENT, as well as any Liabilities resulting from the enforcement by an Indemnified Party of this Section. Without limiting the foregoing, COMPANY must defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.2.1 any product liability or other claim of any kind made by a third party and related to the use by a third party of a PENN LICENSED PRODUCT that was manufactured, sold or otherwise disposed by COMPANY, its assignees, AFFILIATES, sublicensees, vendors or other third parties;

8.2.2 a claim by a third party that the PENN PATENT RIGHTS or the design, composition, manufacture, use, sale or other disposition of any PENN LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

8.2.3 claims made by third parties (including governmental agencies) in connection with clinical trials or studies conducted by or on behalf of COMPANY relating to the PENN PATENT RIGHTS or PENN LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

8.3 COMPANY is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on PENN or grants any rights to the PENN PATENT RIGHTS or PENN LICENSED PRODUCTS without  PENN’s prior written consent. If COMPANY fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of COMPANY for indemnification, and any Liabilities related thereto shall be conclusively deemed a liability of the party responsible for indemnification. The indemnification rights of PENN or any other Indemnified Parties are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

8.4 INSURANCE

8.4.1 Within 90 days of the EFFECTIVE DATE of this AGREEMENT, COMPANY must procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of COMPANY's performance under this AGREEMENT.

8.4.2 COMPANY must, upon commencement of clinical trials involving PENN LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of COMPANY's performance under this AGREEMENT.

8.4.3 The policy or policies of insurance described in this Section 8.4 [must be issued by an insurance carrier with an AM Best rating of “A” or better and] must name PENN as an additional insured with respect to COMPANY's performance of this AGREEMENT. COMPANY must provide PENN within thirty (30) days of the EFFECTIVE DATE with certificates evidencing the insurance coverage required herein. Such certificates must provide that COMPANY's insurance carrier(s) notify PENN in writing at least 30 days prior to cancellation or material change in coverage.

8.4.4 PENN may periodically review the adequacy of the minimum limits specified above and reserves the right to require COMPANY to adjust the liability coverages, provided such adjustments do not require COMPANY to obtain coverages in excess of those customarily obtained by entities incurring comparable risks in comparable industries. The specified minimum insurance amounts do not constitute a limitation on COMPANY's obligation to indemnify PENN under this AGREEMENT.

9. USE OF PENN'S NAME

COMPANY and its employees and agents must not use and COMPANY must not permit its AFFILIATES or sublicensees to use PENN's name or any adaptation thereof, or any PENN seal, logotype, trademark, or service mark, or the name, mark, or logotype of any PENN representative or organization in any way without the prior written consent of PENN.

10. ADDITIONAL PROVISIONS

10.1 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between PENN and COMPANY, nor any of their agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2 COMPANY is not permitted to assign this AGREEMENT or any part of it, either directly or by merger or other operation of law, without the prior written consent of PENN, which consent shall not be unreasonably withheld. A withholding of PENN’s consent shall be considered as reasonable in the event that the acquiring party of the assignee of this license is not reputable or is not capable of developing the PENN PATENT RIGHTS in the FIELD OF USE. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment relieves COMPANY of responsibility for the performance of any accrued obligations which it has prior to such assignment.

10.3  A waiver by either party of a breach of any provision of this AGREEMENT will only be valid if express, in writing and signed by an authorized representative of the waiving party and will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

10.4 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date sent if sent by public courier (e.g. Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for PENN:	with a copy to:

University of Pennsylvania	Office of General Counsel
Center for Technology Transfer	University of Pennsylvania
[ * ]

If for COMPANY:	with a copy to:

Advaxis, Inc.	Pryor Cashman Sherman & Flynn
250 West Lancaster Ave., Ste. 100	410 Park Avenue, 10th Floor
Paoli, PA 19301	New York, NY 10022
Attn: Mr. James P. Patton	Attn: Selig D. Sacks, Esq.

Either party may change its official address upon written notice to the other party.

10.5 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions. In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

10.6 PENN and COMPANY shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

10.7 COMPANY must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without prior approval of such agency. PENN neither represents that a license is not required nor that, if required, it will issue.

10.8 If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.9 This AGREEMENT embodies the entire agreement of the parties with respect to the matters herein contained, and supercedes all prior oral or written agreements relating thereto except to the extent expressly addressed in the STOCK PURCHASE AGREEMENT or the STOCKHOLDER’S AGREEMENT. Any modification of this AGREEMENT must be in writing and signed by an authorized representative of each party.

  IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	ADVAXIS, INC.

SIGNATURE: /s/ Louis P. Berneman	SIGNATURE: /s/ J. Todd Derbin

TYPED NAME: Louis P. Berneman TITLE: Managing Director Center for Technology Transfer	TYPED NAME: J. Todd Derbin TITLE:
DATE:	DATE:

ATTACHMENT 1 - List of Intellectual Property

[ * ]

ATTACHMENT 2 - Sponsored Research Agreement
ATTACHMENT 3 - Development Plan
ATTACHMENT 4 - Stock Purchase Agreement
ATTACHMENT 5 - Shareholder’s Agreement
ATTACHMENT 6 - Form NDA
ATTACHMENT 7 - Client and Billing Agreement
ATTACHMENT 8 - Required Territories

[ * ]